Exhibit 10.6

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Form of New Hosting Service Agreement

THIS AGREEMENT (defined below) shall be effective upon the date of receipt of the electronic signature by Whinstone US, Inc.

BY AND BETWEEN

Whinstone US, Inc., a company having its registered office located at 2721 Charles Martin Hall Road, Rockdale, Texas 76567 (“Whinstone”)

AND

Rhodium JV LLC of [***], Texas [***], (the “Customer”).

Whinstone and the Customer are referred to individually as “Party” and collectively as “Parties”.

WHEREAS

(A)	Whinstone wishes to provide electrical power at its site under the terms and conditions contained in this New Hosting Service Agreement entered into by and between the Parties as of the seal or signature date of both Parties with a Ready For Use (“RFU”) Date to be set by the Customer no sooner than thirty (30) days from the date of the RFU Notice (as hereinafter defined); and

(B)	The Customer desires to utilize Whinstone’s services and intends operate [***] MW of Miners and immersible equipment on Whinstone’s property in [***], Texas.

NOW THEREFORE, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	In this Agreement the following words and expressions shall have the meanings set out below. Additional terms may be defined in the context of particular provisions of this Agreement:

“Agreement” means these terms and conditions, any orders placed under them, and any amendments or additions or replacements to any of the aforementioned;

“AUP” or “Acceptable Usage Policy” means Whinstone Acceptable Usage Policy from time to time which, at the date of this Agreement, is set out in a Schedule to this Agreement;

“Advanced Remote Hands Service” means repair and maintenance services that require taking Customer Equipment off rack as detailed in Clause 2.4 below;

“Background IP” shall have the meaning set out in Clause 6.5 below;

“Basic Remote Hands Service” means repair and maintenance services performed without taking Customer Equipment off rack as detailed in Clause 2.3 below;

“Business Day” means a day which is not a Saturday, Sunday or a public holiday in the United States;

“Capital Expenditure” shall have the meaning ascribed to that term in Clause 3.14.1 below.

“Confidential Information” means the terms of this Agreement and all information whether in written or any other form which has been or may be disclosed in the course of the discussions leading up to the entering into or performance of this Agreement and which is identified as confidential or is clearly by its nature confidential including information relating to this Agreement or the Services, data used or generated in the provision of the Services, or any of Customer’s products, operations, processes, plans or intentions, know- how, trade secrets, market opportunities, customers and business affairs;

“Customer Equipment” means the Customer’s Miners and other Customer equipment installed in the Licensed Area;

“Data Center” means the Whinstone leased site located at [***] in [***], Texas;

“Data Center Rules” means the rules applying to the Customer’s use of the Data Center;

“Data Protection Laws” means the laws and regulations governing the use of personal data;

“Defaulting Party” shall have the meaning set out in Clause 13.2 below;

“Developed IP” shall have the meaning set out in Clause 6.5 below;

“Extended Term” shall have the meaning set out in Clause 13.1 below;

“Force Majeure” means any event beyond the reasonable control of either or both of the parties including but without limitation to war, civil war, armed conflict or acts of terrorism or a public enemy or other catastrophes, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule or regulation or direction coming into force after the date of this Agreement, epidemics, pressure waves caused by devices traveling at supersonic speeds, nuclear accident, and acts of God and strikes, slowdowns, lockouts or other labor stoppages excluding employee(s) of Whinstone affecting third parties which in each case causes either party to be unable to comply with all or a material part of its obligations under this Agreement;

“Hosting Service” means service providing electrical power and ventilation to the Customer Equipment as detailed in Clause 2.2 below;

“Initial Term” shall have the meaning set out in Clause 13.1 below;

“Intellectual Property” means all intellectual property, including patents, utility models, trade and service marks, trade names, domain names, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same, rights to receive equitable remuneration in respect of any of these and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world;

“IP Connection Service” means the connection to the Customer Equipment permitting communication with the Internet as specified in the Service Details;

“Licensed Area” means the Building C where the Customer Equipment will be placed;

“Maintenance” means any work carried out by Whinstone in order to upgrade, improve or maintain the Service including any modification, change, addition or replacement which does not detract from, reduce or impair the overall quality or performance of the Service;

“Miners” means cryptocurrency mining machines, which are part of the Customer Equipment, which connect using the IP Connection Service and send computation results to the Mining Pool.

“Mining Pool” is the pooling of resources by Miners, who share their processing power over a network, to split the reward equally, according to the amount of work they contributed to the probability of finding a block.

“Services” collectively means Hosting Service, Basic Remote Hands Service, and Advanced Remote Hands Service, with the Hosting Service and Basic Remote Hands Service provided as needed to the Customer;

“Service Details” means service details in the format provided by Whinstone pursuant to which the Customer may request Services;

“Party” means Whinstone and the Customer (as the case may be) and shall include their permitted assignees and “Parties” shall mean both of them;

“Pass Through Rate” shall have the meaning set out in Clause 3.11.2 below; “Personal Data” shall have the meaning as defined under the Data Protection Laws; “PPM Agreement” shall have the meaning set out in Clause 3.11.2 below;

“RFU Date” means the Ready For Use Date, which is the date Whinstone will fully provide the Customer the Services;

“RFU Notice” means the written notice provided by the Customer to Whinstone setting the Ready For Use Date. This RFU Notice shall be provided to Whinstone no less than thirty (30) days prior to the Ready For Use Date set forth in the RFU Notice.

“Representatives” means, in relation to any party, its officers, employees and agents;

“Scheduled Maintenance” means Maintenance that is: (i) carried out between the hours of 12:00 am to 6:00 am; and (ii) notified to the Customer at least five (5) Business Days in advance;

“Specified Power Draw” shall have the meaning set out in Clause 3.13 below;

“Whinstone Equipment” means any equipment which is supplied by or on behalf of Whinstone to the Customer for the purpose of providing the Services and includes any equipment specified in Service Details; and

1.2	In the event of any conflict between any of the documents referred to in this Clause 1.2, they shall be given the following order of priority:

1.2.1	the terms of the relevant Service Details;

1.2.2	the terms set out in this Agreement; and

1.2.3	the terms set out in the AUP.

1.3	In the Agreement:

1.3.1	references to Clauses, paragraphs and subparagraphs are references to clauses, paragraphs, subparagraphs of or to this Agreement;

1.3.2	the headings contained in this Agreement are for convenience only and shall not influence the interpretation of this Agreement;

1.3.3	any reference to a statute, statutory provision, subordinate legislation, code or guideline (“legislation”) is a reference to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation.

1.4	Whinstone and the Customer each represents and warrants to each other that it has the power to enter into, exercise its rights under and perform and comply with its obligations under this Agreement and all actions, conditions and things required to be taken, fulfilled and done by it to so enter into, exercise its rights under and perform and comply with its obligations under this Agreement and ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done.

2.	SERVICE DESCRIPTION

2.1	Data Center Facilities

2.1.1	Whinstone will provide an installation environment for the Customer Equipment including, but not limited to, the Licensed Area in [***] buildings, rack systems, electricity supply (including PDU), transforming equipment, free air cooling (including evaporative cooling and single phase liquid cooling), smoke detection, IP Connection Service and physical security. Physical security includes 24-hour patrol, camera security, and a fence around the Licensed Area.

2.1.2	Whinstone shall grant the Customer, free of charge, escorted access to the property in [***], TX for equipment inspections, installation, removal, additions, subtractions or physical maintenance by prior appointment.

2.1.3	With written prior consent of the Customer, Whinstone may relocate the Customer Equipment within the Data Center or to another facility operated by Whinstone provided that there are no changes to the terms of this Agreement. Any such relocation of the Customer Equipment will be carried out by Whinstone. Any costs incurred in relation to such relocation will be borne by Whinstone. The Customer shall reserve the right to inspect the new facility beforehand.

2.1.4	When the Customer visits the property in [***], TX or accesses the Data Center network remotely the Customer shall at all times comply with the Data Center Rules that have been provided to the Customer in advance; provided, however, that the Customer shall only be obligated to comply with such Data Center Rules to the extent that they are reasonable. Whinstone shall provide the Customer a copy of the Data Center Rules and shall send a new copy if there are any changes made therein.

2.1.5	Whinstone represents and warrants that building or other permits, city inspection, or certification is not required with regard to providing services under this Agreement.

2.1.6	Whinstone represents and warrants that the Data Center has been certified by the Texas Comptroller of Public Accounts as, and is presently publicly registered with the Texas Comptroller as a “Qualifying Data Center” within the meaning of the Texas Tax Code Section 151.359 and the rules promulgated thereunder, and, as such, is entitled to claim an exemption from the Texas state sales tax for qualifying purchases. Whinstone covenants and agrees that the Data Center shall remain certified by and publicly registered with the Texas Comptroller as a “Qualifying Data Center” during and throughout the Initial Term.

2.2	Overview of Hosting Service Whinstone shall be responsible for the following:

2.2.1	License of the Licensed Area.

2.2.2	Provision of the cabling for a connection to the IP Connection Service by way of a CAT 5e Ethernet cable.

2.2.3	Escorted access by the Customer’s employees to the Customer Equipment at any time from 10 am to 5 pm Monday through Friday.

2.2.4	Monitored alarm and security call out service.

2.2.5	Physical Security: The facility will be surrounded by fencing and monitored by security cameras. Whinstone shall implement access control policies to ensure non-authorized persons are not able to enter the facility. Armed personnel will be onsite at all times.

2.2.6	IT Security: Whinstone will install a firewall and implement an IT security policy to prevent unauthorized access physically or remotely, viruses and ransomware. However, the Customer shall have the right to install its own firewall and implement its own security policies in the place of or in addition to Whinstone as mutually agreed to by both parties.

2.2.7	Fire detection and alarm system.

2.2.8	Equipment parts storage and inventory management.

2.2.9	After the RFU Date, acceptance of delivery of the Customer Equipment between 10:00 am to 4:00 pm on Business Days, subject to two (2) Business Days’ notice to Whinstone, to be stored prior to installation.

2.2.10	Whinstone will be solely responsible for handling any complaints from third parties with respect to the noise from the Customer Equipment and shall hold the Customer harmless from any responsibility or costs arising out of or in relation to such complaints.

2.2.11	Whinstone will install all Customer Equipment on the data center racks, provide power and internet connection within thirty days of RFU Date. Installation includes unpacking, assembly and installation, LAN cable and power connection, initial setting, and garbage disposal.

2.2.12	Whinstone will provide stable power supply to the Customer’s equipment at [***]V. The equipment’s power consumption may be adjusted by following instructions from the manufacturer. Whinstone will comply with any request from the Customer to adjust the power consumption if the total power consumption of all Customer equipment does not exceed the Specified Power Draw, or fall below [***] of the Specified Power Draw, unless both Parties mutually agree to do so.

2.2.13	Whinstone will follow the Service Level Agreement in Clause 4 and make its best efforts to ensure:

i.	Average air intake temperature into the Customer’s Miners is not greater than 30 degrees Celsius by maintaining sufficient airflow, preventing mixing of cool and hot exhaust air from the equipment in the data center, and using evaporative cooling;

ii.	Filters are used in the air intake system of the data center facility, and the air inside the data center is free of dust, insects, corrosion, precipitation and condensation.

iii.	Intake and exhaust fans are free of obstruction or debris.

2.2.14	Whinstone will label all the Customer Equipment, cables, replacement parts to track inventory, replacement parts, and to make Basic Remote Hand Service the most efficient.

i.	Whinstone will reference Miners with a unique identifiable identification number when giving reports to the Customer;

ii.	For equipment other than Miners which may not have a unique ID number, Whinstone will properly label and store the equipment separate from other customers in the data center.

2.2.15	Whinstone will provide monthly reports to the Customer. These reports shall contain a summary of monthly power draw as measured from power consumption meters and include appropriate billing owed to Whinstone by the Customer.

2.2.16	Whinstone will provide Basic Remote Hands Service at no extra charge as outlined in Clause 2.3.1 and will offer Advanced Remote Hands Service for additional cost as outlined in Clause 2.4.1.

2.2.17	Customers may inspect the site before shipping its equipment and supplies to bring the Customer’s Miners online. Upon completion of the inspection, the Customer may reduce the Specified Power Draw cited in Clause 3.12.1 if the site does not meet Customer’s expectations and reduce the Advanced Remote Hands Service fee by the same proportionate amount as the reduction of Specified Power Draw.

2.3	Basic Remote Hands Service

2.3.1	Basic Remote Hands Service is available twenty-four (24) hours a day, seven (7) days a week. Where requested by the Customer, Whinstone staff shall be available to perform the following tasks only on the instructions of the Customer in respect of the Customer Equipment:

i.	Remote monitoring of equipment performance and status;

ii.	Remote fault diagnosis;

iii.	Pushing a button;

iv.	Switching a toggle;

v.	Power cycling (turning on/off) the Customer Equipment;

vi.	Re-setting, rebooting the Customer Equipment;

vii.	Securing cabling to connections

viii.	Observing, describing and/or reporting to the Customer indicator lights or display information on machines or consoles;

ix.	Cable organization;

x.	Modifying basic cable layout, labelling and/or re-labelling of the Customer Equipment;

xi.	Cable patching;

xii.	Checking alarms for faults; and/or

xiii.	Inserting/removing discs or equivalent storage devices into/ from the Customer Equipment.

2.4	Advance Remote Hands Service

2.4.1	The following Advanced Remote Hands Services are not included in the Basic Remote Hands Service but may be provided by Whinstone to the Customer on a best effort basis. Unless explicitly expressed in Clause 2.3.1, in cases of ambiguity between Advanced Remote Hands Services and Basic Remote Hands Services, Advanced Remote Hands Services shall come into effect if the Customer Equipment must be taken off the rack:

i.	Installing applications or software to the Customer Equipment;

ii.	Uploading of data to the Customer Equipment;

iii.	Configuring the Customer Equipment operating system;

iv.	Configuring any software or applications on the Customer Equipment;

v.	Customer Equipment component fault diagnosis;

vi.	Software component fault diagnosis;

vii.	Rectifying problems caused by the Customer Equipment or software;

viii.	Rectifying problems caused by the Customer; or

ix.	Any service whatsoever requiring the opening of the outer casing of any of the Customer Equipment.

2.4.2	Communication for Advance Remote Hands Service shall be done via email or Whinstone’s ticketing system. Whinstone will follow the Service Level Agreement as well as the work schedule specified in Clause 4.

2.4.3	Advanced Remote Hands Service shall be provided by Whinstone to the Customer for a fixed monthly fee as detailed in Clause 3.12, separately from Hosting Fees which includes only the Basic Remote Hands Service.

3.	CHARGES AND PAYMENTS

3.1	In consideration of the provision of the Services, the Customer shall pay charges in accordance with this Clause 3.

3.2	Whinstone shall issue a monthly invoice to the Customer no later than the tenth day of the following month containing all charges and fees for providing the Services under this contract, including the Hosting Fees prepayment under 3.11.2. The Customer shall pay the undisputed amounts of such invoice no later than the last day of the month in which the Customer receives it.

3.3	If the Customer requests Whinstone to provide any services other than contemplated in this Agreement, Whinstone shall be entitled to invoice the Customer for any and all changes to such services pursuant to the agreement between the parties.

3.4	If either Party fails to pay any amount owed under this Agreement by the dates set forth herein:

3.4.1	The Party to receive payment shall be entitled but not obliged to charge the Customer interest at a rate of [***]% per year on the overdue amount commencing 14 business days after the due date up to the date of actual payment.

3.4.2	Actual power consumption is measured at the end of each month, and a credit or debit is applied toward the next hosting fee prepayment invoice. If the credit or debit is not paid or applied on that invoice, the Party to receive payment shall be entitled but not obliged to charge the other Party interest [***]% per year on the overdue amount commencing 14 business days after the due date of the invoice to the date of actual payment.

3.5	All charges and payments referred to in this Agreement are inclusive of sales tax (if applicable) and all similar taxes and duties payable in respect of such payments. To the extent that additional tax is properly chargeable to the Customer, the Customer shall pay at the time that the payment becomes due.

3.6	All amounts due under this Agreement shall be paid in accordance with all work performed and services provided. In the event that the Parties change the scope of the services,

Whinstone and the Customer will agree on all billing changes and handle each credit or debit once there is a mutual agreed amount.

3.7	In the event of any failure by either Party to make full payment to the other Party of any and all amounts due pursuant to this Agreement, the Party owing payment shall be responsible for all costs and expenses which the other Party reasonably incurs in collecting such amounts.

3.8	The Parties may combine charges and invoices and offset any amounts owed to the other Party.

3.9	This Clause intentionally left blank.

3.10	Installation Fees

3.10.1	This Clause intentionally left blank.

3.10.2	Installation is considered complete when the Miner is seen remotely connecting to the Mining Pool and sending computation. In cases of faulty equipment, installation will be considered complete when Whinstone diagnoses the fault, sends a report to the Customer, and completes installation of alternative equipment.

3.10.3	This Clause intentionally left blank.

3.11.	Hosting Fees

3.11.1	The Hosting Fees cover all services and items specified in this Agreement except for Advanced Remote Hands Service in Clause 3.12 and is calculated based on the power consumption of the Customer Equipment and shall not include Whinstone’s own equipment (PUE) or the equipment of Whinstone’s other customers.

3.11.2	The Hosting Fee rate is the lesser of either (i) $[***] USD or (ii) the “Pass Through Rate” as hereinafter defined. As used herein, the “Pass Through Rate” is defined as the lesser of either (i) the “Net Effective Rate” as that rate is defined and calculated in the New Hosting Service Agreement No. #R-5MW-001 Pro Forma Pricing Model attached as Attachment C to that certain Power Services Agreement entered into by and between Whinstone and Priority Power Management LLC on April 3, 2020 (the “PPM Agreement”) or (ii) the exact price at which Whinstone is billed monthly for electricity provided to Customer per kilowatt-hour. The Hosting Fee rate shall remain unchanged for [***] years under any Extended Term under Clause 13.1. Whinstone will install power consumption meters at the transformers.

3.11.3	Whinstone, to the best of its knowledge, confirms that the “Pass Through Rate” is presently $[***] per Megawatt Hour as shown in the Pro Forma Pricing Model attached as Attachment C to the PPM Agreement, a materially accurate copy of which is attached hereto as Exhibit “1”. Customer understands that this rate is variable.

3.11.4	Hosting Fee rate = $[***] per Megawatt Hour or lower depending on the “Pass Through Rate” for [***] years, with the option to renew for the remainder of the Initial Term at the same pre-agreed upon terms seen in 3.11.2, in one year increments. Whinstone will invoice a [***] kW upon deployment of the Customer Equipment. Whinstone will require the payment to be made fifteen days prior to powering the Licensed Area.

3.12	Advanced Remote Hands Service Fee

3.12.1	Whinstone will invoice the Customer a fixed monthly fee of $[***] (USD) for the Advanced Remote Hands Services based on a scale of [***] Miners, or [***]mW equivalent. Whinstone will invoice Advanced Remote Hands Services together with the Hosting Fees and the applicable period for services rendered shall be the same month as the Hosting Fees unless otherwise specified. Notwithstanding the prior sentence, until all Specified Power Draw is provided, and all the Miners have been installed, Whinstone will invoice the Customer for Advanced Remote Hands Services based on the average number of installed Miners during the prior month. This fixed monthly fee will be credited towards Customer’s power bill in the result that there is greater than or equal to [***] of the Specified Power Draw at the rate specified in Clause 3.11.1

3.12.2	Whinstone will adhere to all sections of the Service Level Agreement in Clause 4 as well as those specifically detailed for the Advanced Remote Hands Service.

3.12.3	In the likely result that the Advanced Remote Hands Service Fee is not necessary for Customer because they are monitoring their own systems with on-site staff, Customer will elect, in writing, that this service is no longer needed. Upon election and acceptance from Whinstone, this fixed monthly fee will be waived indefinitely.

3.13	Specified Power Draw

3.13.1	Whinstone will provide the Customer with at least [***] kW [***] MW of power available for the Services by the RFU Date. As a minimum commitment, regardless of power consumption, the Customer shall pay for Hosting Fees for greater than or equal to [***] of the Specified Power Draw at the rate specified in Clause 3.11.1.

3.13.2	Customer and Whinstone agree, to the best of their ability, to be fair in negotiations and working to a mutually beneficial decision in the result of unforeseen circumstances.

For Purpose of Example and Reference, a cost of power calculation has been provided below based on $[***]mWh ($[***]/kWh), the “Hosting Fee rate”

[***]

3.13.3	If Whinstone determines that the over-usage of power cannot be reasonably permitted, Whinstone reserves the right to require the Customer to remove or deactivate sufficient Customer Equipment to prevent such over-usage within 24 hours of notification, which will describe in detail the reasons for the removal or deactivation. Whinstone shall consult with the Customer in good faith before determining to remove or deactivate.

3.14	The Customer will pay to Whinstone the “Capital Expenditure” (as defined in the following sentence) not to exceed $[***]. The Capital Expenditure shall be paid in full to Whinstone no later than [***] after the RFU Notice is provided. The “Capital Expenditure” is defined as the lesser of either (i) the actual costs of construction and buildout of the infrastructure, building and power requirements of the Licensed Area or (ii) [***] ($[***] USD). No later than [***] after the the RFU date, Whinstone shall provide to Customer a full accounting of the actual costs of construction and buildout of the infrastructure, building and power requirements of the Licensed Area along with accurate receipts, bookkeeping, and proof of purchase for all invoices exceeding $[***] per line item.

3.15	This Clause intentionally left blank.

3.16	Whinstone agrees that all costs of construction and buildout of the infrastructure, building and power requirements of the Licensed Area greater than $[***] will be at the sole cost and expense of Whinstone. Whinstone agrees that, in the result of which this $[***] is more than necessary for the Capital Expenditure, Whinstone will refund the remaining funds to Customer.

3.17	Whinstone represents and warrants that the Capital Expenditure and Hosting Fees shall be exempt from Texas state sales tax because the expenditures for which the Capital Expenditure and Hosting Fees will be allocated are qualifying purchases for a “qualifying data center” within the meaning of Texas Tax Code Section 151.359 and the rules promulgated thereunder. In the event that, at any time during the Initial Term, any Texas state sales tax should be assessed on any portion of the Capital Expenditure or any portion of the Hosting Fees, Whinstone shall pay such Texas state sales tax solely from its own funds and shall indemnify and hold harmless the Customer from any and all liability, charges, costs, assessments, fees, fines, penalties and interest arising out of such assessment.

3.18	Whinstone agrees that the Capital Expenditure allows Customer complete use of the Licensed Area for a continuous, uninterrupted period of [***] years, unless otherwise mutually agreed upon by both Parties in writing at a later date.

4.	OPERATIONS AND SERVICE LEVEL AGREEMENT (“SLA”)

4.1	Whinstone reserves the right to vary the technical specifications of the Services where necessary for operational reasons and without detracting from, reducing or impairing the overall quality or performance of the Services, after giving reasonable written notice to the Customer (except in the case of an emergency where notice is not possible; provided, however, that in such case, Whinstone shall provide notice to the Customer then as soon as reasonably possible).

4.2	Without prejudice to Clause 4.1, Whinstone reserves the right to, after providing the Customer with reasonable advance written notice (provided, however, that in the event of an emergency, as soon as reasonably possible) at any time to make any change, addition to or replacement of any part of the Services where this is required to conform with any applicable safety, statutory or legal requirement, provided that this does not detract from, reduce or impair the overall quality or performance of the Services.

4.3	The Customer may report any claims including failures of performance of the Services by Whinstone to the Whinstone support center at any time. Whinstone shall take all actions necessary to remedy such failures as soon as possible.

4.4	Interface or access to inventory, monitoring and Hashtrend software is provided to the Customer at no additional charge.

4.5	Uptime Guarantee

4.5.1	Whinstone guarantees an uptime percentage (percentage of time to maintain uninterrupted performance of the total Customer Equipment) of [***]% and no more than [***] of planned downtime due to loss of power, construction, or network outage.

4.5.2	Whinstone will not charge Customer for any power cost during the period of which there is interrupted performance of the total Customer Equipment.

4.5.3	Whinstone will give at least twenty-four (24) hours advance notice to the Customer via email before any datacenter downtime, or any downtime affecting more than [***] machines at one time.

4.5.4	If any unplanned event causes more than [***]% of equipment to go offline, Whinstone will acknowledge the alert within 1 hour and report immediately to the Customer. Whinstone will attempt to begin remedy of the issue within 1 hour of alert acknowledgement and shall provide a full incident report within 5 business days of alert acknowledgement to the Customer.

4.6	Performance Guarantee

4.6.1	Whinstone will perform maintenance and repairs to ensure the total daily average hashrate of all machines does not fall by more than [***]% below the Customer Equipment manufacturer’s specified range.

4.6.2	If total hourly average hashrate of all Customer Equipment falls more than [***]% compared to the previous hour, Whinstone will respond to the incident within 1 hour and provide a full incident report within 5 business days of the incident to the Customer.

4.6.3	Whinstone will make the best effort to employ a monitoring system to monitor uptime, performance and other machine metrics.

4.6.4	Whinstone shall maintain average hashrate overall for Customer Equipment within the tolerance range of the equipment manufacturer’s specifications.

4.6.5	Whinstone shall acknowledge alerts from its monitoring system within 30 minutes and respond within 1 hour. If the problem cannot be corrected, the Customer Equipment affected will be place in a maintenance queue and reported to the Customer by the next business day.

4.6.6	Whinstone will reply to notices from the Customer on the same business day.

4.6.7	Whinstone shall maintain an intake temperature suitable for proper operation of the machines. If any machines do overheat, Whinstone shall turn them off as soon as possible and report the issue to the Customer.

4.7	Advanced Remote Hands Service

4.7.1	Whinstone will provide Advanced Remote Hands Service from 9 am to 9 pm, seven days a week. This service includes repairs, unracking/racking units, and replacement of parts such as hashboards, fans, controller boards.

4.7.2	If the hourly hashrate performance of a single Miner drops more than [***]%, Whinstone will respond within 30 minutes, and attempt to repair or replace faulty parts and components within 1 hour. If the issue cannot be resolved within 1 hour, Whinstone will place the equipment into a maintenance repair queue.

4.7.3	Whinstone shall reduce the maintenance repair queue at all times it is not responding to any incidents.

4.8	Whinstone will sell electricity in lieu of providing electricity to the Customer if the Ercot Market profitability exceeds the [***]% of the contract price. The profit will be distributed [***]% to the Customer.

5.	WHITELABELING OF SERVICES

The Customer may white label the Services and arrangements under this Agreement on a back-to-back basis to specifically named third parties upon thirty-day notification to Whinstone, and Whinstone shall accept such execution of this right provided there are no changes to the terms of this Agreement. Any requested changes to warranties, representations, obligations, or service levels to be provided by Whinstone shall be negotiated in good faith by the Parties. Unless prior arrangement is made, the Customer shall be responsible for billing and collection associated with any white label offering.

6.	OWNERSHIP AND INTELLECTUAL PROPERTY

6.1	The Parties acknowledge and agree that the Customer Equipment is the sole property of the Customer. In no event shall Whinstone claim ownership of any of the equipment.

6.2	The Parties acknowledge and agree that any outcomes or productivities, including but not limited to, block chains, hash and digital currencies, generated from the operation of the equipment are the sole property of the Customer. In no event shall Whinstone claim the ownership of any of such outcomes or productivities.

6.3	Whinstone shall not sell or create any mortgage, lien, or any kind of encumbrance on the Customer Equipment, the Intellectual Property, or any outcomes or productivities owned by the Customer.

6.4	The Customer will have a non-transferable license to use any IP address allocated by Whinstone to the Customer for the duration of this Agreement. If this Agreement is terminated for any reason, the Customer’s license to use the IP address shall automatically terminate.

6.5	Customer owns any Developed IP. “Developed IP” means any intellectual property other than Background IP created or discovered by the Parties in connection with this Agreement, including without limitation any reports Whinstone provides to Customer. “Background IP” means all intellectual property owned or licensed by a Party before starting services under this Agreement or independent of services under this Agreement. The Developed IP is a work made for hire for the Customer to the extent permitted by applicable law, and Customer retains all intellectual property rights in the Developed IP. To the extent that Whinstone or its personnel own any rights in the Developed IP, Whinstone assigns, or will procure the assignment of, all rights, title, and interest in the Developed IP to Customer. If applicable law prevents future assignments, Whinstone will assign, or will procure the assignment of, such rights as these are created. If applicable law prevents Whinstone from transferring ownership of any Developed IP to Customer, Whinstone grants Customer a perpetual, irrevocable, exclusive, royalty-free, fully-paid, transferable, worldwide license, with the right to sublicense, to: (1) reproduce, prepare derivative works of, distribute, publicly perform, publicly display, and otherwise use such Developed IP; and (2) make, use, sell, offer for sale, import, export any component of, and otherwise dispose of such Developed IP. This agreement does not transfer any rights associated with Background IP, which will remain vested with their owners.

6.6	Whinstone will defend Customer and its affiliates, and indemnify them against liabilities in any third-party legal proceeding to the extent arising from an unaffiliated third party’s allegation that Customer or its affiliate’s use of the Services or any deliverable under this Agreement from Whinstone infringes or misappropriates the third party’s Intellectual Property Rights.

7.	CONFIDENTIALITY

7.1	The parties agree that Confidential Information:

7.1.1	shall be used solely for the purpose for which it was furnished in connection with performance of this Agreement;

7.1.2	shall be maintained in strict confidence and shall not be disclosed to third parties, provided, however, that Whinstone and the Customer may disclose Confidential Information to their respective affiliates and sub-contractors and their respective employees who need to have access to such Confidential Information for the purposes of providing the Services on the condition that Whinstone and the Customer shall procure compliance by such sub-contractors or affiliates and their respective employees with the terms of this Clause 7; provided, however, that Whinstone and the Customer shall be responsible for any breach of the obligations set forth in this Clause 7 by such subcontractors or affiliates and their respective employees; and

7.1.3	upon termination of this Agreement shall be returned to the disclosing Party, together with all copies, or (at the disclosing Party’s option) destroyed.

7.2	Any disclosure of Confidential Information permitted under Clause 7.1.2 shall be in confidence, and only be to the extent that any persons to whom the information is disclosed need to know the same for the performance of their duties and the receiving Party shall be obliged to procure that all such persons are aware of the obligation of confidentiality and undertake to comply with it.

7.3	The obligations of confidentiality and restricted use set out in Clauses 7.1 and 7.2 are not applicable to Confidential Information that:

7.3.1	was previously or becomes known to the receiving Party, free from any obligation to keep the same confidential (provided that Confidential Information disclosed in contemplation of the provision of the Services shall still remain subject to such obligations);

7.3.2	is or becomes generally available to the public, other than as a direct or indirect result of unauthorized disclosure by the receiving Party, its affiliates or a person engaged by the receiving Party or its affiliates contrary to their respective obligations of confidentiality;

7.3.3	is shown to have been independently developed by the receiving Party, its officers, employees, agents or contractors;

7.3.4	the Parties agree in writing that it need not be kept confidential; or

7.3.5	is required to be disclosed by law or by regulation or by the order of any governmental authority or court provided that, to the extent permitted by law, prior to any disclosure, the receiving Party notifies the disclosing Party of the information to be disclosed and the circumstances in which the disclosure is alleged to be required as early as reasonably possible before such disclosure must be made and, at the disclosing Party’s request and cost, assists the disclosing Party in avoiding or limiting any such disclosure.

7.4	Without prejudice to any other rights and remedies that the disclosing Party may have, the receiving Party agrees that if Confidential Information is used or disclosed or threatened to be used or disclosed other than in accordance with the terms of this Agreement, the disclosing Party shall, without proof of special damage, be entitled to seek an injunction, specific performance or other equitable relief for any actual or threatened breach of this Clause 7.

7.5	Notwithstanding Clause 7.1, Whinstone will request in writing to the Customer and request the Customer to participate in its advertising and/or promotional literature and other materials. The Customer has the right to opt out of any and all advertising request.

7.6	In order for Whinstone to provide the Services, the Customer will need to supply certain information or data. Where such information or data constitutes Personal Data, Whinstone will comply with the Data Protection Laws. The Parties shall duly observe and comply with all their obligations under the Data Protection Laws in relation to any Personal Data processed in connection with this Agreement and shall render such assistance and cooperation as is reasonably necessary or reasonably requested by the other Party in respect thereto.

7.7	It shall be the Customer’s responsibility to keep any Personal Data provided to Whinstone up to date and the Customer warrants and undertakes to Whinstone that all of its Personal Data and contact details are accurate and complete.

7.8	Whinstone may pass the Customer’s Personal Data to Whinstone affiliates and to any third-party suppliers Whinstone may use to provide services that involve processing data on Whinstone’s behalf for the purpose of providing the Services and as contemplated by the terms of this Agreement; provided, however, that Whinstone shall be responsible for any breach of the obligations set forth in this Clause 7 by such affiliates and third party suppliers.

8.	LIABILITY, REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATIONS

8.1	Both Parties represent and warrant that they have the right and capacity to enter into this Agreement and fully perform their respective obligations hereunder;

8.2	Whinstone shall perform the Services as described herein and shall provide the Services in a professional manner consistent with industry standards.

8.3	Whinstone hereby agrees to indemnify and hold harmless the Customer and any of its managers, owners, successors, licensees and assignees, from any and all losses, costs, liabilities, damages and expenses, including but not limited to, reasonable attorney fees resulting from any breach of any obligations, representation, warranty and/or covenant under this Agreement. Notwithstanding any provisions herein, Whinstone agrees to indemnify the Customer for any losses directly or indirectly caused by negligence or intentional or willful misconduct of Whinstone in its performance of obligations under this Agreement, including but not limited to, faulty operations, bad design, or misuse of the facilities in the datacenter.

8.4	If electrical supply is suspended for five (5) or more consecutive days, or more than seven (7) days in any twelve (12) month period due to any cause other than due to Force Majeure event, the Customer is entitled to suspend or terminate this Agreement by giving a written notice to Whinstone. Written notice will be signed and emailed to Whinstone, and a physical copy will be sent to Whinstone’s registered address. The timestamp of the email will be considered the date of the receipt of such notice. If the Customer terminates this Agreement for the aforementioned reason, Whinstone shall pay for the costs to decommission, clean, package onto pallets and for the shipping cost to transport all Customer’s Customer Equipment to a new location.

8.5	Neither Party excludes or limits its liability to the other Party for:

8.5.1	death or personal injury caused by its negligence;

8.5.2	fraud or fraudulent misrepresentation.

8.6	Subject to Clauses 6, 8.5, 8.7, and claims for outstanding payment, the aggregate liability of each Party to the other in contract, tort (including negligence), for breach of a statutory duty or otherwise arising under or in connection with this Agreement or its subject matter shall be limited to a sum equal to the greater of: (i) the aggregate charges payable by the Customer to Whinstone in the [***] period immediately prior to the date on which the cause of action first arose or, if the Agreement had been in force for less than [***] at that date, the annualized amount of the charges payable by that date; and (ii) USD $[***].

8.7	Subject to Clause 8.5 but notwithstanding anything else in this Agreement, the aggregate liability of:

8.7.1	the Customer to Whinstone for damage to property, in contract, (including negligence) or otherwise arising under or in connection with this Agreement shall be limited to a sum equal to the aggregate charges payable by the Customer to Whinstone in the twelve-month period immediately prior to the date on which the cause of action first arose or, if the Agreement has been in force for less than twelve months on such date, the annualized amount of the charges payable by that date; and

8.7.2	Whinstone to the Customer for damage to property, in contract, tort (including negligence) or otherwise arising under or in connection with this Agreement shall be limited to a sum equal to the aggregate charges payable by the Customer to Whinstone in the twelve-month period immediately prior to the date on which the cause of action first arose or, if the Agreement has been in force for less than twelve months on such date, the annualized amount of the charges payable by that date.

8.8	In no event will Whinstone have any liability for non-provision or delay in the provision of the Services which:

8.8.1	can be reasonably attributed to the acts or omissions of the Customer, its affiliates, employees, workers, sub-contractors, agents or customers including but not limited to failure to provide complete, accurate information in a timely manner for Whinstone;

8.8.2	arises from or as a consequence of use of the Services other than in accordance with the express terms of this Agreement; and/or

8.8.3	occurs during any period of suspension in accordance with Clause 12, provided, however, that this Clause 8.8 shall not apply in the case of willful misconduct or negligence by Whinstone, its affiliates, employees, workers, sub-contractors or agents.

8.9	The Customer acknowledges that Whinstone would not enter into this Agreement at the prices herein without the foregoing limitations of liability. Each Party acknowledges that the allocation of risk in this Agreement (including the exclusions and limitations set out in this Clause 8) has been freely negotiated at arm’s length and is regarded by it as reasonable. The Customer acknowledges that it has had an opportunity to consider adequate insurance cover and to obtain professional advice in relation to this Clause 8.

8.10	Whinstone shall not be liable for any claim arising under this Agreement unless the Customer gives Whinstone written notice of the claim within twelve months of becoming aware of the circumstances giving rise to the claim.

8.11	Whinstone shall maintain minimum general business liability insurance in the amount of ten million US Dollars per occurrence or replacement value of the Customer’s Customer Equipment, whichever is lower. This coverage will not include business income interruption coverage. The Customer is responsible for insuring their equipment and business income interruption insurance.

8.12	Whinstone represents to the Customer that it has secured rights to at least [***] acres of leased land for [***] years for the Data Center and secured for commercial access up to [***] gigawatt of aggregated electricity that can be delivered to the Data Center, of which a portion of that may be incrementally offered to the Customer under an Extended Term.

9.	ASSIGNMENT

9.1	This Agreement and all rights and obligations hereunder, in whole or in part, may be assigned or transferred by the Customer without the prior written consent of Whinstone. The Customer shall provide prompt written notice to Whinstone of any such assignment or transfer. Following such assignment or transfer, but provided that the Customer has provided written notice thereof to Whinstone, (i) the assignee or transferee shall assume and be liable to Whinstone for the full and faithful performance of all of the Customer’s obligations under this Agreement and be considered the “Customer” for all purposes under this Agreement and (ii) Rhodium JV LLC shall have no further liability to Whinstone..

9.2	Whinstone may, upon receipt of the Customer’s prior written consent, assign, sub-license or deal in any other manner with this Agreement or any rights under the Agreement, or subcontract any or all of any or all of obligations under this Agreement to one or more of its affiliates or to any third party upon a sale of all or substantially all of its assets and will provide notice to the Customer of any such assignment, provided, however, that the Customer is provided with the Services under the same terms and conditions as those of this Agreement until the expiration of the Initial Term or the relevant Extended Term, as the case may be, of this Agreement.

10.	FORCE MAJEURE

10.1	Neither Party shall in any circumstances be liable to the other for any loss of any kind whatsoever including any damages whether directly or indirectly caused or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder which is due to Force Majeure.

10.2	If either of the Parties becomes aware of circumstances of Force Majeure which give rise to or which are likely to prevent the performance of any obligations on its part, it shall as soon as reasonably possible and in any event within five (5) Business Days after commencement of the Force Majeure serve notice in writing on the other Party specifying the nature and extent of the circumstances giving rise to Force Majeure.

10.3	If either Party is prevented from performance of substantially all of its obligations by Force Majeure for more than two (2) months in total, the other Party may terminate this Agreement by giving notice in writing to the other Party at any time, in which case neither Party shall have any liability to the other except that rights and liabilities which accrued prior to such termination shall continue to subsist.

11.	NOTICES

11.1	All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below, or to such e-mail address, as subsequently modified by written notice given in accordance with this Clause 11 herein:

11.2	The addresses of the parties for the purposes of Clause 11.1 are:

11.2.1	Whinstone US, Inc.

2721 Charles Martin Hall Road
Rockdale, Texas 76567
Marked for the attention of: [***]
Email: [***]
Attention: [***]

11.2.2	Rhodium JV LLC.

[***]
[***], Texas [***]
Marked for the attention of: [***]
Email: [***]
Attention: [***]

11.3	In proving service, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 11.2 (or as otherwise notified by that party under this Clause) and delivered to that address.

12.	SUSPENSION OF SERVICE

12.1	Whinstone reserves the right to suspend the Services for the following reasons: 12.1.1. to carry out Maintenance with the prior written consent of the Customer;

12.1.1	to make any modification, change, addition to, or replacement of, the Whinstone Equipment or any part of the IP Connection Service or the Services where this is required to conform with any applicable safety, statutory or legal requirements, provided that such modification, change, addition or replacement does not detract from, reduce or impair the overall quality or performance of the Services with prior written consent of the Customer;

12.1.2	where the Customer fails to pay any undisputed Charges in accordance with Clause 3;

12.1.3	where Whinstone is obliged to comply with an order, instruction or request of Government, court, law enforcement agency or other competent administrative or regulatory authority, in which case Whinstone shall provide notice to the Customer as soon as possible, and cooperate with the Customer to mitigate losses or take other appropriate actions;

12.1.4	in an emergency; or

12.1.5	where Whinstone has reason to terminate this Agreement in accordance with its terms.

12.2	Where suspension of the Services is necessary in accordance with the provisions of Clause 12.1.2, Whinstone will carry out such work as Scheduled Maintenance but in circumstances where this is not possible, Whinstone shall use all reasonable endeavors to perform such work between the hours of midnight and 6 am and shall restore the Services as soon as reasonably practical in the circumstances.

12.3	If Whinstone exercises its right of suspension under this Clause, this will not exclude its right to terminate this Agreement later in respect of that or any other event, nor will it prevent Whinstone claiming damages from the Customer in respect of any breach.

13.	TERMINATION

13.1	This Agreement shall commence on the Effective Date and shall continue for a period of [***] from the RFU Date (“Initial Term”) unless and until terminated in accordance with this Clause 13.

This Agreement shall be automatically extended for a period of [***] (“Extended Term”) at the end of the Initial Term and at the end of each Extended Term. The Customer can terminate the contract at the end of the [***] of the Initial Term or any Extended Term with [***] by notifying Whinstone in writing [***] prior to the end of the contract. Unless notified in writing of termination by the Customer as mentioned above, the Customer contract will renew [***] under the same conditions.

13.2	Customer Elected Termination. Whinstone understands and agrees that the Customer shall have the right to elect not to provide a RFU Notice in relation to this Agreement. If no RFU Notice is provided to Whinstone prior to [***], this Agreement shall be considered [***].

13.3	Termination for Cause. Either party (the “Non-Defaulting Party”) may terminate this Agreement (without prejudice to its other rights and remedies) with immediate effect by written notice to the other party (the “Defaulting Party”) if:

13.3.1	the Defaulting Party commits a material breach of any of its material obligations under this Agreement (including failing to pay any sums payable under this Agreement by the due date) and if the breach is capable of remedy, fails to remedy it during the period of [***] starting on the date of receipt of notice from the Non- Defaulting Party specifying the breach and requiring it to be remedied; or

13.3.2	the Defaulting Party becomes insolvent including being unable to pay its debts as they fall due and/or that the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities, proposes an individual, company or partnership voluntary arrangement, has a receiver, administrator or manager appointed over the whole or any part of its business or assets; if any petition shall be presented, order shall be made or resolution passed for its winding up (except for the purpose of a bona fide amalgamation or reconstruction), bankruptcy or dissolution (including the appointment of provisional liquidators/interim receivers or special managers); if it shall otherwise propose or enter into any composition or arrangement with its creditors or any class of them; if it ceases or threatens to cease to carry on business or if it claims the benefit of any statutory moratorium; or

13.3.3	the Defaulting Party suffers, or there occurs in relation to that party, any event which is analogous to any of the events referred to in Clause 13.2.2 in any part of the world.

13.3.4	In the case that the Customer terminates this Agreement due to Whinstone’s failure to cure a default, or the matters specified in Clause 13.3 or 13.4, Whinstone will pay for the costs to decommission, clean, package onto pallets and ship the Customer equipment to a new location. Whinstone will also pay Customer’s lost revenue from mining resulting from such termination converted to US dollars, which shall be calculated based on the average market price of the mined digital asset and mining difficulty levels for a period of [***] from the date of the termination.

13.4	It is in the best interest of both Parties to pursue all reasonable efforts to remedy any issues with the Services or Service Level Agreement without termination or penalties. [***].

13.5	If Whinstone fails to install all of the Customer Equipment within [***] of the RFU Date, the Customer shall be entitled to [***].

13.6	Either Party may terminate this Agreement with immediate effect by written notice and without further obligation or liability to the Customer if required by any law enforcement or other government or regulatory organization or authority or by the courts.

13.7	All rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement, except that termination shall not affect:

13.7.1	[***]; and

13.7.2	the continued survival and validity of the rights and obligations of the Parties under Clauses [***] and any other provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

13.8	For the avoidance of doubt, save where otherwise agreed in writing between the Parties, termination of any Services at a site does not constitute termination of this Agreement, and, where this Agreement has been terminated in accordance with its terms, all Services will automatically terminate upon such termination.

13.9	Upon termination of this Agreement, the Customer shall at its own cost and expense return to Whinstone all IP addresses provided to it by Whinstone.

14.	ANTI-BRIBERY AND CORRUPTION

Each Party warrants and represents that it has not and will not carry out any act that could be an offense under anti-bribery laws.

15.	APPLICABLE LAW

This Agreement shall be governed by Texas Law and the parties hereby submit to the exclusive jurisdiction of the Texas courts.

16.	GENERAL

16.1	No failure or delay of either Party in exercising its rights hereunder (including the right to require performance of any provision of this Agreement) shall be deemed to be a waiver or release of such rights. Any waiver or release must be specifically granted in writing signed by the Party waiving its rights and shall:

16.1.1	be confined to the specific circumstances in which it is given;

16.1.2	not affect any other enforcement of the same or any other right; and

16.1.3	unless it is expressed to be irrevocable, be revocable at any time in writing.

Any single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.2	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

16.2.1	the legality, validity, or enforceability in that jurisdiction of any other provision of this Agreement; or

16.2.2	the legality, validity, or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

16.3	All work performed by Whinstone under this Agreement shall be performed as an independent contractor and not as an agent of the Customer and neither Party shall be, nor represent itself to be, the employee, agent, representative, partner or joint venture of the other. Neither Party shall have the right or authority to assume or create an obligation on behalf of or in the name of the other or to otherwise act on behalf of the other. The performing Party shall be responsible for its employees’ compliance with all applicable laws, rules, and regulations while performing work under this Agreement.

16.4	No modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of Whinstone and the Customer. Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

17.	ENTIRE AGREEMENT

17.1	This Agreement constitutes the entire understanding between the Parties concerning the subject matter of the Agreement and supersedes any previous agreement or understanding between the Parties in relation to the subject matter.

17.2	With effect from the date of this Agreement all Services shall be provided solely in accordance with the terms of this Agreement and all prior agreements and understandings between the Parties in relation to the same shall be deemed terminated from the date hereof. Save in respect of rights and liabilities arising prior to such date, all such prior agreements and understandings shall cease to be of effect from the date of signature of this Agreement. In no event shall the pre-printed terms and conditions found on any Customer purchase order, acknowledgement, or other form be considered an amendment or modification of this Agreement, even if such documents are signed by representatives of both Parties; such pre- printed terms and conditions shall be null and void and of no force and effect.

17.3	Each Party acknowledges and agrees that in entering into the Agreement or in amending any part of this Agreement, it has not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in the Agreement. Each Party irrevocably and unconditionally waives all claims, rights and remedies which but for this clause it might otherwise have had in relation to any of the foregoing.

17.4	Nothing in Clauses 17.1 to 17.3 (inclusive) shall limit or exclude any liability for fraud.

18.	COUNTERPARTS

18.1	This Agreement shall be executed in two originals, each Party shall retain one original respectively This Agreement shall not be effective until each of the Parties has executed at least one counterpart.

18.2	Each counterpart shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

19.	THIRD PARTIES

It is agreed that this Agreement is not intended to and does not give to any other person who is not a party to this Agreement any rights to enforce directly any provisions contained in this Agreement except for any person to whom the benefit of this Agreement is assigned or transferred in accordance with Clause 9.

20.	FURTHER ASSURANCE

Each Party shall, if requested by the other Party and at the other Party’s cost, execute or cause to be executed all documents and do or cause to be done all further acts and things as may be necessary in order to vest in and secure to the other Party and its successors in title the full benefit of the assets, rights and benefits to be transferred or granted to the other Party under this Agreement and for the protection and enforcement of the same and otherwise to give effect to this Agreement and to the rights and obligations contained within this Agreement.

The Agreement shall come into force from the seal or signature date by both Parties. This Agreement is made out in two original copies, one copy to be held by each Party in witness thereof.

CUSTOMER:

On behalf of Rhodium JV LLC,
By:
Its:

x
By:
Its:
Date:

WHINSTONE:

On behalf of Whinstone US, Inc.

x
Name:
Title:
Date

EXHIBIT 1